EXHIBIT 99.1

TRILOGY INTERNATIONAL PARTNERS INC. REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

BELLEVUE, Washington (March 30, 2023) – Trilogy International Partners Inc. (“TIP Inc.” or the “Company”) (TSXV: TRL.H), today announced its financial and operating results for the fourth quarter of 2022 and the 2022 fiscal year.

Fourth Quarter 2022 Highlights

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Cash and short-term investments totaled $25.1 million as of December 31, 2022, exclusive of our share of the purchase price escrow established in connection with the sale of our New Zealand subsidiary in mid-May 2022.

•

In the fourth quarter of 2022, the Company entered into forward exchange contracts to sell an aggregate of $20 million New Zealand (“NZD”) and buy an aggregate of $12.3 million U.S. dollars (“USD”) on June 30, 2023. These contracts were entered into in order to mitigate exposure to fluctuations in the NZD to USD exchange rate for substantially all of the up to $22 million NZD proceeds from the sale of our New Zealand subsidiary held in escrow.

“As disclosed in prior filings, following the mid-2022 sale of our New Zealand and Bolivia operations, we repaid debt of $450 million and distributed capital to shareholders in the total amount of $116 million as part of the Company’s plan to sunset operations. During the second half of 2022, we turned our focus to streamlining headquarters operations to reduce costs while continuing to meet ongoing public company reporting requirements. To that end, a significant portion of our workforce has now departed from the Company. We have also continued negotiations with service providers in order to significantly reduce our cost run rate.” said Brad Horwitz, President and CEO.

“We continue to anticipate an additional return of capital to shareholders as part of the escrow release process in mid-2023 and we continue to estimate that the next distribution will be in a range of $15 million to $20 million. However, as previously disclosed, the timing and amount of shareholder distributions will be subject to certain factors, including the amount of escrow proceeds that is ultimately released to the Company, fluctuations in foreign currency exchange rates and future costs associated with the dissolution of the Company.”

About Trilogy International Partners Inc.

TIP Inc. is the parent company of Trilogy International Partners LLC (“Trilogy LLC”) which was formed by wireless industry veterans John Stanton, Theresa Gillespie and Brad Horwitz. Trilogy LLC’s founders have successfully bought, built, launched and operated communications businesses in 15 international markets and the United States.

Prior to the disposal of its New Zealand and Bolivia operations, Trilogy LLC was a provider of wireless voice and data communications services including local, international long distance and roaming services. Trilogy LLC also provided fixed broadband communications services to residential and enterprise customers in New Zealand and Bolivia.

The Company historically had two reportable segments, New Zealand and Bolivia. In December 2021, a subsidiary of the Company entered into a purchase agreement to sell its 73.2% indirect equity interest in its New Zealand subsidiary (the “2degrees Sale”) to Voyage Digital (NZ) Limited (“Voyage Digital”), and in March 2022, subsidiaries of the Company entered into an agreement to transfer their aggregate 71.5% indirect equity interest in their Bolivia subsidiary (the “NuevaTel Transaction”) to Balesia Technologies, Inc. for a nominal purchase price. During the second quarter of 2022, the Company completed the sale of its operations in New Zealand and Bolivia, which represented substantially all of the operating activity of the business.

Unless otherwise stated, the financial information provided herein is for TIP Inc. as of December 31, 2022.

TIP Inc.’s head office is located at 155 108th Avenue NE, Suite 400, Bellevue, Washington, 98004 USA. TIP Inc.’s common shares (the “Common Shares”) trade on the NEX board of the TSX Venture Exchange under the ticker TRL.H.

For more information, visit www.trilogy-international.com.

Trilogy International Partners Inc.	1	Fourth Quarter 2022

About this press release

This press release contains information about our business and performance for the three and twelve months ended December 31, 2022, as well as forward-looking information and assumptions. See “About Forward-Looking Information” for more information. This discussion should be read together with supplementary information filed on the date hereof under TIP Inc.’s profile on SEDAR (www.sedar.com) and EDGAR (www.sec.gov).

The financial information included in this press release was prepared in accordance with U.S. generally accepted accounting principles.

All dollar amounts are in USD unless otherwise stated. In New Zealand, the Company generated revenues and incurred costs in NZD. Fluctuations in the value of the NZD relative to the USD increased or decreased the Company’s overall revenue and profitability as stated in USD, which is the Company’s reporting currency. The following table sets forth for each period or date indicated the exchange rates in effect at the end of such period and the average exchange rates for such periods for the NZD, expressed in USD. Additionally, the amount held in escrow from the 2degrees Sale is denominated in NZD and therefore, the exchange rate in effect at December 31, 2022 is provided below:

	December 31, 2022	December 31, 2021	% Change
End of period NZD to USD exchange rate	0.63(1)	0.68	(7%)

	Year Ended December 31,
	2022	2021	% Change
Average NZD to USD exchange rate	0.67(2)	0.71	(5%)

(1)While the exchange rate in effect at December 31, 2022 was 0.63, in the fourth quarter of 2022, the Company entered into forward exchange contracts to sell an aggregate of $20 million NZD and buy an aggregate of $12.3 million USD on June 30, 2023. Thus, future exposure to fluctuations in the NZD to USD exchange rate for substantially all of the proceeds from the 2degrees Sale held in escrow is mitigated.

(2)For the period from January 1, 2022 through May 19, 2022.

Amounts for subtotals, totals and percentage changes included in tables and financial statements in this press release may not sum or calculate using the numbers as they appear in the tables and financial statements due to rounding. Differences between amounts set forth in the following tables and corresponding amounts in the Company’s Consolidated Financial Statements and related notes for the period ended December 31, 2022 are a result of rounding. The information presented herein is current as of March 30, 2023 and was approved by the Board of Directors of TIP Inc. (the “Board”).

Additional information relating to TIP Inc., including our financial statements and Management’s Discussion and Analysis for the years ended December 31, 2022 and 2021, our Annual Report on Form 10-K for the year ended December 31, 2022, and other filings with Canadian securities commissions and the U.S. Securities and Exchange Commission, is available on TIP Inc.’s website (www.trilogy-international.com) in the investor relations section and under TIP Inc.’s profile on SEDAR (www.sedar.com) and EDGAR (www.sec.gov).

Trilogy International Partners Inc.	2	Fourth Quarter 2022

Managing our Liquidity and Financial Resources

As of December 31, 2022, the Company had $25.1 million in cash and cash equivalents, exclusive of our share of the purchase price escrow established in connection with the 2degrees Sale in mid-May 2022. The $25.1 million in cash and cash equivalents includes $7.3 million Canadian dollars (“CAD”) for future distributions and ongoing costs denominated in that currency. As of December 31, 2021, the Company had $55.0 million in cash, cash equivalents and restricted cash, of which $36.8 million was held by its New Zealand subsidiary, Two Degrees Mobile Limited (“2degrees”), $17.5 million was held by its Bolivian subsidiary, Empresa de Telecomunicaciones NuevaTel (PCS de Bolivia), S.A. (“NuevaTel”), and $0.7 million was held at corporate and others.

On May 19, 2022, the 2degrees Sale closed for an equity purchase price for 100% of 2degrees of $1.315 billion NZD, based on an implied enterprise value of $1.7 billion NZD inclusive of lease liabilities. The Company’s share of the total consideration was $930 million NZD (approximately $601 million based on the exchange rate on the date the consideration was received), net of $33 million NZD ($21 million) for closing adjustments, including transaction advisory fees, along with payments to satisfy the outstanding 2degrees option pool. The Company received $587 million ($908 million NZD) of the consideration in May 2022. Approximately $22 million NZD of the consideration paid by Voyage Digital for the Company’s 2degrees shares is being held in escrow as recourse for potential indemnification claims that may arise under the purchase agreement. The amount in escrow represents a consideration receivable and is included in Sale proceeds held in escrow within current assets in the Company’s Consolidated Balance Sheet as it is currently considered to be probable that the amount will be received in full upon completion of the escrow period. The escrowed proceeds are scheduled to be released in May 2023. The amount of escrow proceeds that will ultimately be received will depend upon whether any indemnification obligations arise under the purchase agreement, and the receivable will be monitored for potential impairment over time as facts and circumstances evolve.

In connection with the closing of the 2degrees Sale, in the second quarter of 2022, the Company settled its forward exchange contract related to a portion of the sale proceeds. The forward exchange contract was settled at a gain of $16.6 million and the related cash proceeds were included in investing activities in the Company’s Consolidated Statement of Cash Flows. See Note 9 – Derivative Financial Instruments to the Company’s Consolidated Financial Statements for additional information.

Upon closing of the 2degrees Sale, the Company also used a portion of the proceeds to prepay approximately $450 million in aggregate outstanding indebtedness and accrued interest under an indirect subsidiary’s 8.875% senior secured notes due 2023 and such subsidiary’s 10.0% promissory notes due 2023 as well as the Company’s 13.5% bridge loans due 2023. As a result of these prepayments, the Company had no remaining indebtedness outstanding as of December 31, 2022. See Note 8 – Debt to the Company’s Consolidated Financial Statements for additional information on the prepayments of debt.

The remaining amount of proceeds received by the Company from the 2degrees Sale, after prepayment of debt obligations and payment of certain corporate working capital obligations accrued through the date of the transaction, was converted to USD and CAD in the amounts expected to be used for distributions to shareholders and corporate use. These amounts were used to fund the initial shareholder distribution made in June 2022 in the aggregate amount of $150 million CAD ($116 million) and to provide a cash reserve. The Company’s cash reserve also includes its share of the escrow balance in the amount of $22 million NZD retained from the proceeds of the 2degrees Sale. In connection with the Company’s plan of liquidation adopted on June 10, 2022, the cash reserve will be utilized for costs related to the eventual dissolution of the Company, including costs related to continued financial reporting, and headquarters costs through mid-year 2023 along with payment of the $7.1 million balance of Other current liabilities and accrued expenses as of December 31, 2022 as presented in the Company’s Consolidated Balance Sheet (including $5.1 million of remaining expected severance payments to be made in connection with the Company’s wind-down process). The cash reserve will also be utilized for the payment of indemnification claims, if any, that may arise from the transaction but are not funded by the warranty insurance policy purchased in connection with the 2degrees Sale or by the aforementioned purchase price escrow. Furthermore, based on the Company’s current estimates, the Company expects to make a distribution in mid-2023 in a range of $15 million to $20 million. However, as previously disclosed, the amount and timing of future shareholder distributions is subject to certain factors, including the amount and timing of the release to the Company of funds held in escrow to secure payment of certain indemnification obligations under the Purchase Agreement (the escrow period is scheduled to terminate in May 2023), fluctuations in foreign currency exchange rates and costs associated with the dissolution of the Company.

Trilogy International Partners Inc.	3	Fourth Quarter 2022

In the fourth quarter of 2022, the Company entered into forward exchange contracts to sell an aggregate of $20 million NZD and buy an aggregate of $12.3 million USD on June 30, 2023. These contracts were entered into in order to mitigate exposure to fluctuations in the NZD to USD exchange rate for substantially all of the proceeds from the 2degrees Sale held in escrow.

The Company expects that it will be required to comply with Canadian and U.S. public company reporting obligations through the six-year indemnification period following the closing of the 2degrees Sale. During the period in which the Company continues to report publicly, we will be responsible for maintaining appropriate processes and controls around financial reporting. However, given the significantly reduced risk profile of the Company following the 2degrees Sale and NuevaTel Transaction, we have reduced the cost structure of our corporate function, with a significant portion of the workforce having ceased employment with the Company in September 2022, and we have retained only a limited number of resources to ensure compliance with ongoing regulatory and audit requirements. The Company has also negotiated with service providers to ensure a significant reduction in costs going forward. It is also the Company’s expectation that following the escrow release in May 2023, the Company will endeavor to further adjust its cost structure commensurate with the risk profile of the Company.

Trilogy International Partners Inc.	4	Fourth Quarter 2022

Supplementary Information

Consolidated Statements of Operations and Comprehensive (Loss) Income

	Three Months Ended December 31, (unaudited)		Twelve Months Ended December 31,
(US dollars in millions)	2022	2021	2022	2021

Revenues
Wireless service revenues	-	103.7	154.8	420.3
Fixed broadband service revenues	-	27.8	42.5	111.5
Equipment sales	-	35.3	38.1	112.9
Non-subscriber international long distance and other revenues	-	2.3	3.2	8.9
Total revenues	-	169.1	238.5	653.6

Operating expenses
Cost of service, exclusive of depreciation, amortization and accretion shown separately	-	54.3	81.0	217.6
Cost of equipment sales	-	36.6	39.2	120.9
Sales and marketing	-	23.1	30.8	88.8
General and administrative	1.9	34.8	62.3	123.9
Depreciation, amortization and accretion	-	21.7	18.4	107.2
Impairment of long-lived assets	-	-	-	113.8
Loss on disposal of assets and (gain) on sale of operations	-	0.2	(457.6)	1.1
Total operating expenses	1.9	170.7	(225.9)	773.4
Operating (loss) income	(1.9)	(1.6)	464.4	(119.9)

Other income (expenses)
Interest expense	-	(13.8)	(22.9)	(53.7)
Change in fair value of warrant liability	-	(0.1)	0.1	0.1
Debt extinguishment, modification and issuance costs	-	-	(8.5)	(7.0)
Other, net	1.8	(7.7)	15.4	(3.3)
Total other income (expenses)	1.8	(21.6)	(15.9)	(64.0)
(Loss) income before income taxes	(0.1)	(23.2)	448.5	(183.8)

Income tax expense	(0.1)	(5.3)	(11.5)	(10.5)
Net (loss) income	(0.2)	(28.5)	437.0	(194.4)
Less: Net loss (income) attributable to noncontrolling interests	-	0.3	(3.6)	49.7
Net (loss) income attributable to Trilogy International Partners Inc.	(0.2)	(28.2)	433.5	(144.7)

Comprehensive (loss) income
Net (loss) income	(0.2)	(28.5)	437.0	(194.4)
Other comprehensive loss	(0.1)	(1.6)	(13.2)	(10.2)
Comprehensive (loss) income	(0.3)	(30.1)	423.8	(204.6)
Comprehensive loss (income) attributable to noncontrolling interests	-	0.7	(0.1)	53.5
Comprehensive (loss) income attributable to Trilogy International Partners Inc.	(0.3)	(29.4)	423.8	(151.1)

Trilogy International Partners Inc.	5	Fourth Quarter 2022

Consolidated Balance Sheets

(US dollars in millions)	December 31, 2022	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	25.1	53.5
Restricted cash	-	1.5
Accounts receivable, net	-	61.1
Equipment Installment Plan (“EIP”) receivables, net	-	41.7
Inventory	-	10.9
Sale proceeds held in escrow	14.1	-
Prepaid expenses and other current assets	1.4	32.2
Total current assets	40.6	200.8

Property and equipment, net	-	307.1
Operating lease right-of-use assets, net	-	120.4
License costs and other intangible assets, net	-	61.4
Goodwill	-	9.7
Long-term EIP receivables	-	34.5
Deferred income taxes	-	23.9
Other assets	-	46.0
Total assets	40.6	803.9

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	0.1	27.2
Construction accounts payable	-	22.5
Current portion of debt and financing lease liabilities	-	31.6
Customer deposits and unearned revenue	-	25.9
Short-term operating lease liabilities	-	19.3
Other current liabilities and accrued expenses	7.1	99.2
Total current liabilities	7.2	225.6

Long-term debt and financing lease liabilities	-	631.7
Deferred income taxes	-	0.3
Non-current operating lease liabilities	-	168.4
Other non-current liabilities	-	23.9
Total liabilities	7.2	1,049.9

Commitments and contingencies

Total shareholders’ equity (deficit)	33.5	(246.0)

Total liabilities and shareholders’ equity (deficit)	40.6	803.9

Trilogy International Partners Inc.	6	Fourth Quarter 2022

Consolidated Statements of Cash Flows

	Twelve Months Ended December 31,
(US dollars in millions)	2022	2021

Operating activities:
Net income (loss)	437.0	(194.4)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Provision for doubtful accounts	2.8	8.7
Depreciation, amortization and accretion	18.4	107.2
Equity-based compensation	3.6	3.4
Impairment of long-lived assets	-	113.8
(Gain) on sale of operations and loss on disposal of assets	(457.6)	1.1
Non-cash right-of-use asset lease expense	3.7	19.2
Non-cash interest expense	3.4	18.3
Settlement of cash flow hedges	(0.3)	(1.7)
Change in fair value of warrant liability	(0.1)	(0.1)
Debt extinguishment costs	8.5	-
Non-cash gain from change in fair value on cash flow hedges	(2.9)	(4.8)
Gain on forward exchange contracts and unrealized foreign exchange transactions	(15.9)	(0.6)
Deferred income taxes	0.4	4.3
Changes in operating assets and liabilities:
Accounts receivable	(6.5)	(15.6)
EIP receivables	5.2	0.2
Inventory	(1.5)	3.2
Prepaid expenses and other current assets	(12.7)	(4.0)
Other assets	(1.5)	(5.8)
Accounts payable	(7.1)	7.6
Operating lease liabilities	(7.4)	(1.6)
Other current liabilities and accrued expenses	23.8	(9.7)
Customer deposits and unearned revenue	(1.9)	(0.3)
Net cash (used in) provided by operating activities	(8.6)	48.7

Investing activities:
Proceeds from the sale of operations, inclusive of proceeds from forward exchange contract of $16.6 million, net of cash sold of $51.1 million	552.2	-
Purchase of property and equipment	(32.4)	(92.8)
Purchase of short-term investments	(13.8)	-
Maturities and sales of short-term investments	13.8	10.0
Purchase of spectrum licenses and other additions to license costs	-	(6.7)
Other, net	(0.7)	(4.2)
Net cash provided by (used in) investing activities	519.1	(93.8)

Financing activities:
Payments of debt, including sale-leaseback and EIP receivables financing obligations	(438.8)	(382.5)
Return of capital, net of distribution repaid	(113.0)	-
Proceeds from debt	10.0	350.0
Proceeds from EIP receivables financing obligation	7.3	39.9
Dividends to noncontrolling interests	-	(5.7)
Debt issuance and modification costs	-	(1.9)
Other, net	(2.8)	(0.3)
Net cash used in financing activities	(537.3)	(0.5)

Net decrease in cash, cash equivalents and restricted cash	(26.8)	(45.6)
Cash, cash equivalents and restricted cash, beginning of period	55.0	102.5
Effect of exchange rate changes	(3.2)	(1.9)
Cash, cash equivalents and restricted cash, end of period	25.1	55.0

Trilogy International Partners Inc.	7	Fourth Quarter 2022

About Forward-Looking Information

Forward-looking information and statements

This press release contains “forward-looking information” within the meaning of applicable securities laws in Canada and “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 of the United States of America. Forward-looking information and forward-looking statements may relate to the future outlook and anticipated events or results and may include information regarding our financial position, budgets, financial results, taxes, currency exchange rates, the amount and timing of the release of proceeds of the 2degrees Sale held in escrow and other plans and objectives such as the Company’s use of the proceeds from the 2degrees Sale; the Company’s ability to continue as a going concern and meet its obligations; the Company’s working capital following the 2degrees Sale and the NuevaTel Transaction; streamlining headquarters operations; the Company’s ability to further adjust its cost structure following the escrow release; the Company meeting all regulatory obligations; the timing, nature and amount of any subsequent cash distribution to shareholders; and the contemplated wind-up of the Company. In some cases, forward-looking information can be identified by the use of forward-looking terminology such as “preliminary”, “estimates”, “plans”, “targets”, “expects” or “does not expect”, “an opportunity exists”, “outlook”, “prospects”, “strategy”, “intends”, “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might”, “will”, “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, intentions, estimates, projections or other characterizations of future events or circumstances contain forward-looking information and statements.

Forward-looking information and statements are provided for the purpose of assisting readers in understanding management’s current expectations and plans relating to the future. Readers are cautioned that such information and statements may not be appropriate for other purposes. Forward-looking information and statements contained in this press release are based on our opinions, estimates and assumptions in light of our experience and perception of current conditions and expected future developments, as well as other factors that we currently believe are appropriate and reasonable in the circumstances. These opinions, estimates and assumptions include but are not limited to: the timing of the liquidation and dissolution of the Company following its adoption of a plan of liquidation on June 10, 2022; the amount of the funds that were placed in escrow to secure payment of certain indemnification obligations under the 2degrees Sale that is ultimately released to the Company and the timing of any such release; the timing and amount of any subsequent distribution to shareholders; the Board’s expectation that the financial resources available to the Company following the cash distributions to shareholders will be adequate to fund the Company’s outstanding indemnification obligations (beyond those for which funds have been placed in escrow) and ongoing costs of operating the Company prior to its liquidation and dissolution; and the possibility of changes in the securities regulations of Canada and the United States that could affect the ability of investors to trade their Common Shares. Despite a careful process to prepare and review the forward-looking information and statements, there can be no assurance that the underlying opinions, estimates and assumptions will prove to be correct.

Numerous risks and uncertainties, some of which may be unknown, relating to the Company could cause actual events and results to differ materially from the estimates, beliefs and assumptions expressed or implied in the forward-looking information and statements. Among such risks and uncertainties are those associated with foreign exchange rate changes; currency controls and withholding taxes; tax related risks; an increase in costs and demands on management resources as a result of the Company ceasing to qualify as an “emerging growth company” on December 31, 2022 under the U.S. Jumpstart Our Business Startups Act of 2012; additional expenses in connection with the Company losing its foreign private issuer status under U.S. federal securities laws on June 30, 2022; volatility of the Common Shares price; the Company’s internal controls over financial reporting; new laws and regulations; and risks as a publicly traded company, including, but not limited to, compliance and costs associated with the U.S. Sarbanes-Oxley Act of 2002 (to the extent applicable).

Although we have attempted to identify important risk factors that could cause actual results to differ materially from those contained in forward-looking information and statements in this press release, there may be other risk factors not presently known to us or that we presently believe are not material that could also cause actual results or future events to differ materially from those expressed in such forward-looking information in this press release. Please see our continuous disclosure filings available under TIP Inc.’s profile at www.sedar.com and at www.sec.gov for information on the risks and uncertainties associated with the Company and an investment in our Common Shares.

Readers should not place undue reliance on forward-looking information and statements, which speak only as of the date made. The forward-looking information and statements contained in this press release represent our expectations as of the date of this press release or the date indicated. We disclaim any intention or obligation or undertaking to update or revise any forward-looking information or statements whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Investor Relations Contact

Erik Mickels

425-458-5900

Erik.Mickels@trilogy-international.com

Senior Vice President, Chief Financial Officer

Trilogy International Partners Inc.	8	Fourth Quarter 2022